Exhibit 99.1

FOR IMMEDIATE RELEASE

Pharmacyclics Reports Third Quarter 2014 Financial Results and Provides Clinical Program Update

Sunnyvale, CA, November 4, 2014 -- Pharmacyclics, Inc. (the “Company”) (NASDAQ: PCYC) today reported financial results for the third quarter and nine months ended September 30, 2014, as well as commercial, regulatory and clinical updates.

Key Highlights

•	Net product revenue increased by 29% to $142 million, from $109 million in the second quarter.
•	First profitable quarter for our worldwide collaboration and license agreement with Janssen.
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Full U.S. approval received during the third quarter of 2014 for IMBRUVICA® (ibrutinib) for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for CLL patients with deletion of the short arm chromosome 17 (del 17p CLL), including treatment naïve (frontline) and previously treated del 17p CLL patients; U.S. approval triggered $60 million of milestone payments received from Janssen in the third quarter of 2014.

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European Union (EU) approvals received during the fourth quarter of 2014 for IMBRUVICA for the treatment of adult patients with relapsed or refractory mantle cell lymphoma (MCL), or adult patients with CLL who have received at least one prior therapy, or in first line in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemo-immunotherapy; EU approvals triggered $80 million of milestone payments in the fourth quarter of 2014.

•	Over 29 combination trials ongoing including novel clinical collaborations announced with Roche, Bristol-Myers Squibb and AstraZeneca.
•	Over 4,600 patients treated in IMBRUVICA studies, with clinical progress in each of the key hematologic histologies.
•	Regulatory filings for an additional label in Waldenstrom's Macroglobulinemia in the U.S.
•	Research expansion into select solid tumor histologies with trials to commence in the first half of 2015.

“The third quarter represented a continuation of substantial progress, both financially and operationally, for Pharmacyclics. Our strong results, highlighted by a significant lift in IMBRUVICA net product revenue and demand, led to our first quarter of profitability as calculated under our worldwide collaboration and license agreement with Janssen Biotech,” commented Bob Duggan, Chairman & CEO of Pharmacyclics.“With the recent approval of IMBRUVICA in Europe, our product now is available to patients throughout the 28 EU member states through Janssen, who is advancing the worldwide commercialization of IMBRUVICA. We are very pleased with our quarterly progress and see a growing demand for IMBRUVICA as a novel therapy for patients with certain blood cancers.”

Financial Results for the Quarter Ended September 30, 2014

Revenue

Total revenue for the quarter ended September 30, 2014 increased to $207 million from $79 million in the same period last year, primarily due to IMBRUVICA net product revenue of $142 million.

In connection with the worldwide collaboration and license agreement (Agreement) with Janssen, the Company recognized $60 million of milestone revenue during the quarter ended September 30, 2014, compared to $75 million for the same period a year ago.

Subsequent to the quarter end, the European Commission’s (EC) approval of IMBRUVICA for MCL and CLL on October 17, 2014 triggered total milestone payments to the Company of $80 million under the Agreement, which will be recognized as revenue during the quarter ending December 31, 2014.

To date, in addition to the upfront payment of $150 million from Janssen, the Company has earned milestone payments of $585 million under the Agreement and maintains the potential to receive up to an additional $240 million ($50 million for development progress, $70 million for regulatory progress and $120 million for approval) in development, regulatory and approval milestone payments, assuming specific targets are achieved.

GAAP and Non-GAAP net income

Non-GAAP net income for the quarter ended September 30, 2014 was $54 million, or $0.69 per diluted share, compared to non-GAAP net income of $7 million, or $0.09 per diluted share for the quarter ended September 30, 2013.  See “Use of Non-GAAP Financial Measures” below for a description of the Company’s Non-GAAP Financial Measures.  Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended September 30, 2014 was $41 million, or $0.53 per diluted share, compared to GAAP net income of $42 million or $0.55 per diluted share for the quarter ended September 30, 2013.

GAAP net income for the nine months ended September 30, 2014 was $23 million, or $0.29 per diluted share, compared to GAAP net income of $3 million or $0.04 per diluted share for the nine months ended September 30, 2014.

Worldwide Collaboration and License Agreement with Janssen (Agreement)

For the quarter ended September 30, 2014, the Company achieved a $15 million net profit under the Agreement with Janssen, marking its first profitable quarter for the collaboration. The Company’s net profit under the Agreement represents its 50% share of pre-tax commercial profits for IMBRUVICA for the period, less its share of development costs for the period under the collaboration. Under the Agreement, the pre-tax commercial profits equals 50% of IMBRUVICA U.S. net product revenue, less 50% of U.S. cost of goods sold, less the Company’s share of Selling, general and administrative expenses for the period under the collaboration.

The Agreement with Janssen provides for a $50 million annual cap of the Company’s share of IMBRUVICA related Research and Development and Selling, General and  Administrative expenses, and offset by pre-tax commercial profits for each calendar year. The Company recognizes amounts incurred in excess of the annual cap (Excess Amounts) as a reduction to costs and expenses since the Company’s repayment of Excess Amounts to Janssen is contingent and would become payable from the Company’s share of pre-tax commercial profits (if any) only after the third profitable quarter for the Company’s Agreement with Janssen. To date, the Company has recorded Excess Amounts totaling $134 million.

For the quarter ended September 30, 2014, Janssen’s 50% share of U.S. net product revenue less cost of goods sold of IMBRUVICA totaled $65 million and was included in costs of collaboration in the condensed consolidated statements of operations.

GAAP and Non-GAAP costs and expenses

Non-GAAP R&D expenses for the quarter ended September 30, 2014 decreased to $39 million, compared to $40 million for the quarter ended September 30, 2013. Non-GAAP SG&A expenses increased to $31 million for the quarter ended September 30, 2014, compared to $21 million for the quarter ended September 30, 2013. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP R&D expenses for the quarter ended September 30, 2014 increased to $44 million, compared to $11 million for the quarter ended September 30, 2013. GAAP SG&A expenses for the quarter ended September 30, 2014 increased to $38 million, compared to $15 million for the quarter ended September 30, 2013.

The Company recorded no Excess Amounts for the quarter ended September 30, 2014.

Commercial Update

On August 18, 2014, the Company announced the appointment of Shawn Tomasello as Chief Commercial Officer.  Prior to joining Pharmacyclics, while serving as President of the Americas, Hematology and Oncology, for Celgene Corporation, Ms. Tomasello was responsible for brands whose revenue exceeded $4 billion. Ms. Tomasello had been with Celgene since 2005, where she was responsible for all aspects of commercial sales and marketing for six brands encompassing 11 indications. Before Celgene, Ms. Tomasello was at Genentech for 16 years, where she was the National Director for Rituxan responsible for all in-line and new indications for the hematology commercial organization. At that time, Rituxan represented the majority of Genentech’s corporate revenue.

Regulatory Update

On October 17, 2014, the EC granted marketing approval for IMBRUVICA throughout the 28 member states of the EU. IMBRUVICA is now approved in Europe for the treatment of adult patients with relapsed or refractory (R/R) MCL, or adult patients with CLL who have received at least one prior therapy, or in first line in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemo-immunotherapy.

The EC approvals were based on data from the Phase III study (PCYC-1112) in CLL and the Phase II study (PCYC-1104) in MCL. In addition to EU markets, worldwide regulatory filings for IMBRUVICA are currently underway.

In addition, on October 20, 2014, the Company announced the submission of a supplemental new drug application (sNDA) to the FDA based on data from a Phase II study evaluating the use of IMBRUVICA in patients with Waldenstrom’s Macroglobulinemia (WM), which was led by Dr. Steven Treon from the Dana-Farber Cancer Institute. IMBRUVICA received FDA Breakthrough Therapy Designation in February 2013 for patients with WM.

WM is a slow-growing, currently incurable, rare type of B-cell lymphoma1 for which no established standard of care – or approved therapeutic – exists.2,3 There are approximately 1,000 to 1,500 new cases each year and a prevalence of 12,0004 in the United States, and the median age at diagnosis is 60 to 70 years of age.1,5

Clinical Update

IMBRUVICA clinical trials are active in all regions including the United States, Europe, Asia Pacific, Canada and Latin America. Currently, IMBRUVICA is being developed in nine different B-cell malignancies as well as in chronic Graft-versus-Host disease. There are 13 Phase III clinical trials initiated with IMBRUVICA and a total of 53 Company- or investigator- sponsored trials are registered on www.clinicaltrials.gov, of which 29 are investigating combination regimens while the remaining 24 are investigating monotherapy. The total planned enrollment for all of the Company’s clinical studies investigating IMBRUVICA is approximately 8,200 patients. As of today, there are eight Phase III studies focused on patients with CLL, two designed for patients with MCL, one for patients with diffuse large B-cell lymphoma (DLBCL), one for patients with follicular lymphoma (FL) and one for WM. To date, over 3,700 patients have been enrolled in company-sponsored IMBRUVICA studies and over 950 patients have been enrolled in investigator-sponsored IMBRUVICA studies which are being conducted in over 35 countries, involving more than 800 principal investigators.

On October 13, 2014, the Company announced that it entered into a clinical trial collaboration agreement to evaluate the safety, tolerability and preliminary efficacy of Bristol-Myers Squibb’s investigational PD-1 immune checkpoint inhibitor, nivolumab, in combination with IMBRUVICA. The Phase I/II study will focus on evaluating the safety and anti-tumor activity of combining nivolumab and IMBRUVICA as a potential treatment option for patients with non-Hodgkin Lymphoma (NHL), including DLBCL, FL and CLL.

On October 16, 2014, the Company announced that it entered into a master clinical drug supply agreement with Roche to evaluate the safety, tolerability and preliminary efficacy of IMBRUVICA in combination with GAZYVA® (obinutuzumab), a new CD20-directed antibody that attacks targeted cells both directly and together with the body's immune system, in patients with NHL and CLL/SLL. Under the agreement, multiple studies may be considered and conducted. Initially, a Phase III study will be conducted by Pharmacyclics in CLL/SLL (PCYC-1130-CA) investigating the combination of IMBRUVICA and GAZYVA® in treatment naïve CLL/SLL patients. Plans to evaluate the combination for NHL are currently in development.

During the third quarter, the Company also announced the conclusion of its Pan-HDAC inhibitor collaboration with Servier. Upon the termination of the alliance, Servier’s rights to ex-U.S. development and commercialization of the Company's pan-HDAC inhibitor compounds will be returned to the Company, giving the Company full global development and commercialization rights. A provisional patent application for abexinostat tosylate was filed with the U.S. Patent and Trademark Office in 2013 and, if issued, would extend patent protection until 2034. Pharmacyclics will evaluate the full opportunity that the compound may afford, and plans to provide an update on this program in mid-2015.

IMBRUVICA – Selected Clinical Trial Updates

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma (CLL/SLL)

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RESONATE™ (PCYC-1112): Phase III study of IMBRUVICA versus ofatumumab in patients with relapsed/refractory (R/R) CLL/SLL was initiated in the first quarter of 2012. This was a randomized, multi-center, open-label Phase III trial of IMBRUVICA administered as monotherapy. This 391 patient study met its primary end point of Progression Free Survival (PFS) as well as a key secondary endpoint of Overall Survival (OS) at the pre-planned interim analysis in January 2014. This study confirmed IMBRUVICA’s clinical benefit in CLL patients who have received one prior therapy, resulting in regular (full) FDA approval for this patient population on July 28, 2014.

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RESONATE™-17 (PCYC-1117): Open-label, single-arm, Phase II study of IMBRUVICA as a single agent in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the study is Overall Response Rate (ORR). This study completed enrollment of 145 patients worldwide in the third quarter of 2013. A data readout is anticipated to occur during the fourth quarter of 2014.

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RESONATE™-2 (PCYC-1115): Phase III study of IMBRUVICA versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multicenter, open-label trial of IMBRUVICA as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. This study completed enrollment of 273 patients worldwide in the first quarter of 2014. A data read out is anticipated in the second half of 2015.

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iLLUMINATE (PCYC-1130): Phase III study of IMBRUVICA in combination with GAZYVA versus chlorambucil in combination with GAZYVA in newly diagnosed CLL/SLL patients was initiated in the fourth quarter of 2014. This is a randomized, multicenter, open-label trial in patients 18 years or older with treatment naïve CLL/SLL. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil plus GAZYVA. The enrollment target of this study is 212 patients.

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HELIOS (CLL3001): Phase III study of IMBRUVICA in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab (BR) in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This study completed enrollment of 578 patients worldwide in the first quarter of 2014. An interim analysis is anticipated in the first half of 2015.

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BRILLIANCE (CLL3002): Phase III study of IMBRUVICA versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of IMBRUVICA versus rituximab in adult Asia Pacific region patients with R/R CLL or SLL with active disease requiring treatment, who have failed at least one prior line of therapy and are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemo-immunotherapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

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Third-party sponsored: Phase III study of IMBRUVICA versus IMBRUVICA + rituximab versus bendamustine + rituximab in frontline newly diagnosed elderly (≥ 65 Years of Age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center study designed to evaluate the improvement in PFS of IMBRUVICA with or without rituximab vs bendamustine and rituximab.  Secondary outcome measures include OS and duration of response. The enrollment target of this multi-center study is 523 patients.

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Third-party sponsored: Phase III study in treatment-naive, young fit patients with CLL, comparing the combination of IMBRUVICA and Rituxan to chemo immunotherapy of FCR (fludarabine, cyclophosphamide, and rituximab), (ECOG1912), was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in PFS of IMBRUVICA with rituximab vs FCR.  Secondary outcome measures include OS and adverse events. The enrollment target of this multi-center study is 519 patients.

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Third-party sponsored: Phase III study in untreated, intermediate and high-risk patients with CLL, comparing monotherapy IMBRUVICA to placebo or no therapy, (CLL12), was initiated by the German Study Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in event-free survival (EFS) of IMBRUVICA vs. watch and waiting. Secondary outcome measures include ORR and PFS. The enrollment target of this multi-center study is 302 patients.

Mantle Cell Lymphoma (MCL)

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RAY (MCL3001): Phase III study of IMBRUVICA versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of IMBRUVICA as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. This ex-U.S. study completed enrollment of 280 patients in the fourth quarter of 2013. A data readout is anticipated in the first half of 2015.

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SHINE (MCL3002): Phase III study of IMBRUVICA in combination with BR in elderly patients with newly diagnosed MCL was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

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PHOENIX (DBL3001): Phase III study of IMBRUVICA in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of IMBRUVICA plus rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in EFS when compared to R-CHOP. The enrollment target of this global study is 800 patients.

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PCYC-1123: Phase Ib/II randomized, multicenter, open-label, study of IMBRUVICA, in combination with lenalidomide with or without rituximab in relapsed or refractory patients with diffuse large b-cell lymphoma was initiated in the first quarter of 2014. The primary endpoint of the Phase IIb portion of this study is maximum tolerated dose of the investigational combination regimen and the primary endpoint of the Phase II portion is ORR. The enrollment target of this study is 130 patients.

Follicular Lymphoma (FL)

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PCYC-1125: Phase II multicenter, open-label, study of IMBRUVICA, in combination with rituximab in previously untreated patients with follicular lymphoma was initiated in the fourth quarter of 2013. The primary endpoint of this study is ORR. The enrollment target of this study is 80 patients.

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DAWN (FLR2002): Phase II study of IMBRUVICA in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of IMBRUVICA in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least two prior lines of therapy, including at least one rituximab combination chemotherapy regimen. The primary endpoint of this study is ORR. This study completed enrollment of 111 patients worldwide in the second quarter of 2014. A data read out is anticipated in the second half of 2015.

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SELENE (FLR3001): Phase III study of IMBRUVICA in patients with R/R FL and marginal zone lymphoma was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled trial in combination with either BR or R-CHOP in patients with previously treated iNHL. The primary endpoint of this study is PFS. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

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PCYC-1121: Phase II study of IMBRUVICA in patients with R/R marginal zone lymphoma was initiated in the fourth quarter of 2013. This is a multi center, open-label, monotherapy study to evaluate the safety and efficacy of IMBRUVICA in patients with R/R marginal zone lymphoma. The primary endpoint of this study is ORR and the enrollment target of this study is 60 patients.

Waldenstrom’s Macroglobulinemia (WM)

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iNNOVATE (PCYC-1127): Phase III study of IMBRUVICA or placebo in combination with rituximab in patients with previously treated WM was initiated in the second quarter of 2014. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICA.  The primary outcome measure of this study is PFS. The secondary outcome measures include ORR, time to next treatment, OS and the number of participants with AEs as a measure of safety and tolerability within each treatment arm. The enrollment target of this study is 180 patients.

Multiple Myeloma (MM)

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PCYC-1111: Phase II study of IMBRUVICA in patients with R/R multiple myeloma was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent and in combination with dexamethasone in patients with R/R MM. A data readout is anticipated by the end of 2014. The clinical development focus of this indication is with IMBRUVICA-based combination therapies.

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PCYC-1119: Phase I/IIb study of IMBRUVICA in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of IMBRUVICA and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of IMBRUVICA and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is PFS. The enrollment target of this study is 176 patients.

Graft versus Host Disease (GvHD)

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PCYC-1129: Phase Ib/II study of IMBRUVICA in patients with steroid dependent or refractory GvHD was initiated in the third quarter of 2014. This is a multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICA as a single agent. The safety portion of the study is aimed at identifying a recommended dose while the efficacy, Phase II, portion of the study has a primary outcome measure of overall GvHD response rate. The enrollment target of this study is 39 patients.

Acute Lymphoblastic Leukemia (ALL)

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Third-party sponsored: Phase II study of IMBRUVICA in patients with relapsed or refractory ALL was initiated by the National Cancer Institute in the second quarter of 2014. This is an open-label trial designed to assess the efficacy of IMBRUVICA as a single agent. The primary endpoints of this study are ORR and OS. The enrollment target of this study is 20 patients.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET. To participate, please dial 1-877-303-7908 (domestic callers) and 1-678-373-0875 (international callers). To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

About IMBRUVICA
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK). BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and proliferation of malignant B-cells. IMBRUVICA blocks signals that tell malignant B-cells to multiply and spread uncontrollably.

IMBRUVICA is approved for the treatment of patients with Chronic Lymphocytic Leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p, a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA received accelerated approval for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), mantle cell lymphoma (MCL), Waldenström's macroglobulinemia (WM), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) multiple myeloma (MM), marginal zone lymphoma (MZL) and acute lymphoblastic leukemia (ALL). Approximately 3,700 patients have been enrolled in company-sponsored IMBRUVICA studies and over 950 patients have been enrolled in investigator-sponsored IMBRUVICA studies, which are conducted in 35 countries by more than 800 investigators around the world. Currently, 13 Phase III trials have been initiated with IMBRUVICA and approximately 53 trials are registered on www.clinicaltrials.gov. The overall clinical development program in CLL currently includes seven Phase III trials and covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations. IMBRUVICA is jointly developed and commercialized by Janssen Biotech, Inc. and Pharmacyclics.

IMBRUVICA INDICATIONS

IMBRUVICA is indicated to treat people with:

•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
o
Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy
•	Chronic lymphocytic leukemia (CLL) with 17p deletion

IMBRUVICA - IMPORTANT SAFETY INFORMATION

Warnings and Precautions include hemorrhage, infection, cyptopenias, atrial fibrillation, second primary malignancies, and embryo-fetal toxicity.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf.

Access to IMBRUVICA

Patients who are prescribed IMBRUVICA can receive access support through several distinct programs:

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The YOU&i Start™ program enables eligible patients who have been prescribed IMBRUVICA for an FDA-approved indication and are experiencing insurance coverage delays to access free product for a limited period of time, if they meet certain requirements. In addition, our YOU&i Access service center is set up to help patients ensure that all access-related administration is properly handled.

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The YOU&i Support™ Instant Savings Program helps commercially insured patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10, effective August 1, 2014.

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Patients who are deemed uninsured and eligible, and who qualify based on financial need, can access IMBRUVICA through the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent non-profit organization to which Pharmacyclics makes donations.

•	Pharmacyclics will also support third-party foundations, organizations and other efforts to help patients in need get access to appropriate care.

For more information about these comprehensive patient access programs, call 1-877-877-3536 or visit www.IMBRUVICA.com.

About Pharmacyclics

Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs. To identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

Pharmacyclics markets IMBRUVICA and has three other product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs toward potential commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit: www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are: (i) employee-related non-cash expenses including stock-based compensation expense which may fluctuate from period to period based on factors including the timing and accounting of grants for performance-based stock options and changes in the Company’s stock price which impacts the fair value of options granted, (ii) non-cash amortization of intangible assets and (iii) Excess Amounts recorded in connection with the Company’s worldwide collaboration and license agreement with Janssen (which prior to the quarter ended September 30, 2014 were included in our GAAP results of operations). The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Safe Harbor Statement
This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Contacts:
Investors
Ramses Erdtmann
EVP, Corporate Affairs
Phone: 408-215-3325
rerdtmann@pcyc.com

Media
Karin E. Bauer
Director, Corporate Communications
Phone: 408-215-7304
kbauer@pcyc.com

Samina Bari
SVP, Corporate Communications
Phone: 408-215-3169
sbari@pcyc.com

Healthcare Professionals
U.S. Medical Information
Phone: 1-877-877-3536
medinfo@pcyc.com

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.

SOURCE Pharmacyclics, Inc.

1 American Cancer Society. “What are the key statistics about Waldenstrom macroglobulinemia?” Available at: http://www.cancer.org/cancer/waldenstrommacroglobulinemia/detailedguide/waldenstrom-macroglobulinemia-key-statistics-w-m. Accessed October 2014.
2 Treon SP, Gertz MA, Dimopoulos M, et al. (2006) Update on treatment recommendations from the Third International Workshop on Waldenstrom's macroglobulinemia. Blood 107:3442–3446.
3 Ghobrial, I. Choice of Therapy for Patients with Waldenstrom Macroglobulinemia. Journal of Clinical Oncology. 2012. doi: 10.1200/JCO.2012.46.6177.
4 IMS patient claims estimates for July 2013-June 2014. Note: This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: IMS Oncology Tracking Reports for the period July 2013 to June 2014. IMS expressly reserves all rights, including rights of copying, distribution and republication.
5 Fonseca R, Hayman S. Waldenström macroglobulinaemia. Br J Haematol.2007;138(6):700-720.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Sep. 30,	Dec. 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$724,533	$623,956
Marketable securities	11,946	11,672
Accounts receivable, net	53,325	11,044
Receivable from collaboration partners	3,590	51,957
Inventory	41,406	12,603
Advances to manufacturers	12,883	20,316
Prepaid expenses and other current assets	15,198	9,253
Total current assets	862,881	740,801
Property and equipment, net	31,456	25,471
Intangible assets, net	8,913	-
Other assets	3,314	2,479
Total assets	$906,564	$768,751

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$74,788	$75,214
Payable to collaboration partners	54,303	3,388
Deferred revenue - current portion	15,185	7,581
Income tax payable	33	1,448
Total current liabilities	144,309	87,631
Deferred revenue - non-current portion	39,329	52,025
Other long-term liabilities	1,716	1,472
Total liabilities	185,354	141,128
Stockholders' equity	721,210	627,623
Total liabilities and stockholders' equity	$906,564	$768,751

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2014	2013	2014	2013
Revenue:
Product revenue, net	$141,608	$-	$307,282	$-
License and milestone revenue	60,000	75,000	120,000	125,000
Collaboration services and other revenue	5,532	4,088	12,255	11,618
Total revenue	207,140	79,088	439,537	136,618
Costs and expenses*:
Cost of goods sold	11,622	-	27,037	-
Research and Development	43,995	45,066	124,955	126,150
Less: Excess amounts related to Research and development	-	(34,146)	-	(51,523)
Research and development, net	43,995	10,920	124,955	74,627
Selling, general and administrative	37,978	26,120	117,695	63,882
Less: Excess amounts related to Selling, general and administrative	-	(11,378)	-	(14,384)
Selling, general and administrative, net	37,978	14,742	117,695	49,498
Costs of collaboration	64,993	-	140,123	-
Amortization of intangible assets	183	-	337	-
Total costs and expenses	158,771	25,662	410,147	124,125
Income from operations	48,369	53,426	29,390	12,493
Interest and other income (expense), net	1	148	5	204
Income before income taxes	48,370	53,574	29,395	12,697
Income tax provision	6,948	11,241	6,755	9,924
Net income	$41,422	$42,333	$22,640	$2,773

Net income per share:
Basic	$0.55	$0.58	$0.30	$0.04
Diluted	$0.53	$0.55	$0.29	$0.04
Weighted average shares used to compute
net income per share:
Basic	75,392	73,316	75,097	72,409
Diluted	78,205	77,659	77,939	76,684

* Includes stock-based compensation as follows:
Cost of goods sold	$444	$-	$1,035	$-
Research and development	5,089	5,287	18,839	20,227
Selling, general and administrative	6,502	4,849	22,338	20,348
	$12,035	$10,136	$42,212	$40,575

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2014	2013	2014	2013
Reconciliation of GAAP to Non-GAAP Cost of goods sold:
GAAP Cost of goods sold	$11,622	$-	$27,037	$-
Less: Stock-based compensation (2)	(444)	-	(1,035)	-
Non-GAAP Cost of goods sold	$11,178	$-	$26,002	$-

Reconciliation of GAAP to non-GAAP Research and development:
GAAP Research and development	$43,995	$10,920	$124,955	$74,627
Less: Stock-based compensation (2)	(5,089)	(5,287)	(18,839)	(20,227)
Add: Excess Amounts (3)	-	34,146	-	51,523
Non-GAAP Research and development	$38,906	$39,779	$106,116	$105,923

Reconciliation of GAAP to non-GAAP Selling, general and administrative:
GAAP Selling, general and administrative	$37,978	$14,742	$117,695	$49,498
Less: Stock-based compensation (2)	(6,502)	(4,849)	(22,338)	(20,348)
Add: Excess Amounts (3)	-	11,378	-	14,384
Non-GAAP Selling, general and administrative	$31,476	$21,271	$95,357	$43,534

Reconciliation of GAAP to non-GAAP Costs and expenses:
GAAP Costs and expenses	$158,771	$25,662	$410,147	$124,125
Less: Stock-based compensation (2)	(12,035)	(10,136)	(42,212)	(40,575)
Less: Amortization of intangible assets (2)	(183)	-	(337)	-
Add: Excess Amounts (3)	-	45,524	-	65,907
Non-GAAP Costs and expenses	$146,553	$61,050	$367,598	$149,457

Reconciliation of GAAP to non-GAAP Net income (loss):
GAAP Net income	$41,422	$42,333	$22,640	$2,773
Add: Stock-based compensation (2)	12,035	10,136	42,212	40,575
Add: Amortization of intangible assets (2)	183	-	337	-
Less: Excess Amounts (3)	-	(45,524)	-	(65,907)
Non-GAAP Net income (loss)	$53,640	$6,945	$65,189	$(22,559)

Reconciliation of GAAP to non-GAAP Net income (loss) per share - basic:
GAAP Net income per share - basic	$0.55	$0.58	$0.30	$0.04
Add: Stock-based compensation expense (2)	0.16	0.13	0.57	0.56
Add: Amortization of intangible assets (2)	-	-	-	-
Less: Excess Amounts (3)	-	(0.62)	-	(0.91)
Non-GAAP Net income (loss) per share - basic	$0.71	$0.09	$0.87	$(0.31)

Reconciliation of GAAP to non-GAAP Net income (loss) per share - diluted:
GAAP net income per share - diluted	$0.53	$0.55	$0.29	$0.04
Add: Stock-based compensation expense (2)	0.16	0.13	0.55	0.56
Add: Amortization of intangible assets (2)	-	-	-	-
Less: Excess Amounts (3)	-	(0.59)	-	(0.91)
Non-GAAP net income (loss) per share - diluted	$0.69	$0.09	$0.84	$(0.31)

Shares used in calculating:
Non-GAAP net income (loss) per share - basic	75,392	73,316	75,097	72,409
Non-GAAP net income (loss) per share - diluted	78,205	77,659	77,939	72,409

(1)
This presentation includes non-GAAP measures. The Company’s non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation and amortization of intangible assets were excluded for the non-GAAP analysis.
(3)
The Agreement with Janssen provides for a $50 million annual cap of the Company’s share of IMBRUVICA related Research and development and Selling, general and administrative expenses, and offset by pre-tax commercial profits for each calendar year. Amounts incurred in excess of the annual cap (Excess Amounts) which are recognized as a reduction to costs and expenses, were excluded from the non-GAAP analysis..